Exhibit 21.1

SUBSIDIARIES OF CABOT OIL & GAS CORPORATION

Big Sandy Gas Company
Cabot Pipeline Holdings LLC
Cody Energy LLC
COG Finance Corporation
COG Holdings LLC
GasSearch Drilling Services Corporation
Susquehanna Real Estate I Corporation